EMBARGOED UNTIL: 4:15 p.m. EST, December 26, 2024 NuScale Power Corporation Announces Completion of Redemption of Warrants CORVALLIS, Ore.--(BUSINESS WIRE)-- NuScale Power Corporation (NYSE: SMR), the industry-leading provider of proprietary and innovative advanced nuclear small modular reactor (SMR) technology, today announced the results of its previously announced redemption of all of its outstanding warrants (the Warrants) to purchase shares of the Company’s common stock, par value $0.00001 per share (the Common Stock). As of December 19, 2024 (the Redemption Date), approximately 97% of the Company’s outstanding Warrants were exercised by the holders thereof to purchase fully paid and non- assessable shares of Class A Common Stock at an exercise price of $11.50 per share, which includes Warrants that were exercised prior to the announcement of the redemption. As a result, holders of the Warrants received an aggregate of 19,800,548 shares of the Company’s Common Stock in exchange for $227.7 million in cash proceeds to the Company. All unexercised and outstanding Warrants as of 5:00 p.m. EST on the Redemption Date were redeemed at a price of $0.01 per Warrant and, as a result, no Warrants currently remain outstanding and the Warrants have ceased trading on the New York Stock Exchange. About NuScale Power Founded in 2007, NuScale Power Corporation (NYSE: SMR) is the industry-leading provider of proprietary and innovative advanced small modular reactor (SMR) nuclear technology, with a mission to help power the global energy transition by delivering safe, scalable, and reliable carbon-free energy. The Company’s groundbreaking SMR technology is powered by the NuScale Power Module™, a small, safe, pressurized water reactor that can each generate 77 megawatts of electricity (MWe) or 250 megawatts thermal (gross), and can be scaled to meet customer needs through an array of flexible configurations up to 924 MWe (12 modules) of output. As the first and only SMR to have its design certified by the U.S. Nuclear Regulatory Commission, NuScale is well-positioned to serve diverse customers across the world by supplying nuclear energy for electrical generation, data centers, district heating, desalination, commercial-scale hydrogen production, and other process heat applications. To learn more, visit NuScale Power’s website or follow us on LinkedIn, Facebook, Instagram, X and YouTube. No Offer or Solicitation This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Investor contact Scott Kozak

Director, Investor Relations ir@nuscalepower.com Media contact Chuck Goodnight Vice President, Business Development media@nuscalepower.com